EXHIBIT 2.2

Execution Copy

CARDIAC SCIENCE, INC.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is entered into as of October 21, 2003 (the “Effective Date”), by and among Cardiac Science, Inc., a Delaware corporation (the “Company”), and Complient Corporation, a Delaware corporation (“Complient”).

WHEREAS, the Board of Directors of the Company and Complient deem it in the best interests of their respective companies and their respective shareholders to enter into that certain Asset Purchase Agreement dated as of the Effective Date (the “Asset Purchase Agreement”), pursuant to which Cardiac will acquire a significant portion of Complient’s assets (the “Asset Purchase”) and, in furtherance thereof, have approved the Asset Purchase and the transactions set forth in the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company will issue to Complient 10,250,000 shares of its Common Stock, $0.001 par value per share (“Common Stock”) as consideration for the Asset Purchase (the “Total Shares”);

WHEREAS, in connection with Asset Purchase Agreement, the Company has agreed to register for offer and sale by Complient, the Total Shares;

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, 8,200,00 of the Total Shares are deliverable directly to Complient on the Effective Date (the “Closing Shares”), and Complient has agreed to a “lock-up” of 7,125,000 of the Closing Shares (the “Restricted Shares”) on the terms and conditions more fully set forth herein;

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, the parties are entering into a General Escrow Agreement, dated of even date herewith, pursuant to which 1,025,000 of the Total Shares (the “General Escrow Shares”) shall be placed in escrow, all of which General Escrow Shares shall have certain “lock-up” restrictions applicable thereto on the terms and conditions more fully set forth herein;

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, the parties are entering into an Oxygen Escrow Agreement, dated of even date herewith, pursuant to which 1,025,000 of the Total Shares (the “Oxygen Escrow Shares”) shall be placed in escrow, 775,000 of which Oxygen Escrow Shares shall have certain “lock-up” restrictions applicable thereto on the terms and conditions more fully set forth herein; and

WHEREAS, the parties hereto desire to enter into this Agreement to evidence the foregoing agreement of the Company and the mutual covenants of the parties relating thereto.

NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and Complient hereby agree as follows:

1. Definitions. As used herein:

1.1 The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below), and the applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

1.2 The term “Registrable Shares” means and includes (i) all 10,250,000 of the shares of Common Stock originally issued to Complient pursuant to the Asset Purchase Agreement, and (ii) any Common Stock of the Company issued, or issuable upon the conversion or exercise of any warrant, right or other security which is issued, as a result of a stock split, dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above.

1.3 The term “Securities Act” means the Securities Act of 1933, as amended.

1.4 The term “Escrow Shares” means collectively the General Escrow Shares and the Oxygen Escrow Shares.

2. Registration Rights.

2.1 “S-3” Registration. The Company shall prepare and file with the Securities and Exchange Commission (the SEC”), within thirty (30) days after the Effective Date (or, if the delivery of the audit report referenced in Section 9.9 of the Asset Purchase Agreement does not occur by November 12, 2003, then within that number of days after the Effective Date that equals 30 plus the number of days of such delay beyond November 12, 2003), a registration statement on the Form S-3 (the “S-3”) for the purpose of effecting a registration of the offer and resale of all Registrable Shares by Complient, and shall use all reasonable efforts to effect, as soon as practicable after the date hereof, such registration (including, without limitation, the execution of an undertaking to file post-effective amendments and appropriate qualification under applicable state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements and regulations) as would permit or facilitate the sale and distribution of the Registrable Shares.

2.2 Effectiveness; Procedures.

(a) The Company will use all reasonable efforts to maintain the effectiveness of any registration statement pursuant to which any of the Registrable Shares are being offered for up to two years from the closing date of the Asset Purchase Agreement (the “Effective Time”); provided, however, that such two year period shall be extended for a period of time equal to any period of time during which the Registration Statement may not be used by Complient because it does not contain sufficient current public information about the Company.

(b) The Company will from time to time amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation.

(c) The Company will keep Complient advised as to the initiation of proceedings for such registration and as to the completion thereof, and will advise Complient, upon request, of the progress of such proceedings. In addition, the Company will accord to Complient all rights (including the right to perform appropriate “due diligence”) customarily accorded to selling stockholders in secondary distributions. At the expense of the Company, the Company will take all necessary actions to properly register the Registrable Shares for trading in the public markets by complying with all applicable laws, regulations, rules and customs, including (i) keeping such registration current and effective by such action as may be necessary or appropriate, including the filing of post-effective amendments and supplements to any Registration Statement or Prospectus, for such period (not to exceed two years) as is necessary to permit the sale and distribution of the Registrable Shares pursuant thereto, (ii) taking all necessary action under any applicable blue sky or other state securities law to permit such sale and/or distribution, all as requested by Complient, provided that the Company shall not be required to so register or qualify the Registrable Shares in any jurisdiction if, solely as a result thereof, the Company must qualify generally to do business therein or consent to general service of process therein, (iii) complying with applicable requirements of all regulatory entities, including The National Association of Securities Dealers, Inc., (iv) furnishing Complient such number of registration statements, prospectuses, supplements, amendments, offering circulars and other documents incidental thereto as Complient from time to time may reasonably request, (v) listing all Registrable Shares included therein on each securities exchange on which securities of the same class are then listed, and (vi) taking any other action as shall be necessary to properly effectuate registration of the Shares in compliance with all laws, regulations and other such requirements.

2.3 Registration Indemnification.

(a) Indemnification of Complient. In the event that the Company registers any of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless Complient and its directors and officers and each person, if any, who controls Complient from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), to which it becomes subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse Complient and each such controlling person for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company); (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or (iii) any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law; provided, however, that the indemnity contained in this Section 2.3(a) will not apply where such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by Complient or any such controlling person expressly for use therein.

(b) Indemnification of Company. In the event that the Company registers the offer and resale of any of the Registrable Shares under the Securities Act, Complient will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), to which it becomes subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by Complient, expressly for use therein. Indemnification by the Company hereunder will be made solely against the General Escrow Fund as an indemnification claim pursuant to Section 11.2(a) of the Asset Purchase Agreement.

2.4 Contribution. If the indemnification provided for in Section 2.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

2.5 Expenses. In the case of a registration under Sections 2.1, the Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, SEC filing fees and “blue sky” fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear (i) any portion of any underwriter’s commissions or discounts attributable to the Registrable Shares being offered and sold by Complient, or (ii) any of such expenses if the payment of such expenses by the Company is prohibited by the laws of a state in which such offering is qualified and only to the extent so prohibited.

2.6 Termination of Registration Rights. The obligations of the Company to register any Registrable Shares pursuant to this Section 2 shall terminate upon the earlier of the following: (i) two (2) years from the Effective Time (as defined in Section 2.2 hereof); or (ii) if all of the Registrable Shares may immediately be sold under Rule 144 during any ninety (90) day period.

3. Representations and Warranties of Complient. This Agreement and the Asset Purchase Agreement is made with Complient in reliance upon Complient’s representations to the Company, which by Complient’s execution of this Agreement it hereby confirms, that:

3.1 No Restrictions. There are no limitations or restrictions on Complient’s power to invest in the Company and to perform its obligations under this Agreement.

3.2 Purchase Entirely for Own Account. The Registrable Shares will be acquired for investment for Complient’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Complient has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Complient further represents that Complient does not have any contract, undertaking, agreement or arrangement with any person to sell, short sell, transfer or grant participations, to such person or to any third person, with respect to any of the Registrable Shares.

3.3 Disclosure of Information. Complient believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Registrable Shares. Complient further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Registrable Shares.

3.4 Investment Experience. Complient can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Registrable Shares. Complient also represents it has not been organized for the purpose of acquiring the Registrable Shares.

3.5 Accredited Shareholder. Complient is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act as presently in effect.

3.6 Restricted Securities. Complient understands that the Registrable Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Complient represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.7 Limitations on Transfer. Without limiting in any way the representations set forth above, Complient further agrees not to make any disposition or assignment of all or any portion of the Registrable Shares unless:

(a) there is then in effect a registration statement filed under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Complient shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition and shall furnish customary transferor representations as may reasonably be requested by the Company, and (ii) if reasonably requested by the Company, Complient shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

3.8 Lock-up/Further Restrictions on Transfer.

(a) Complient hereby agrees that it shall not sell, transfer, assign, convey,

donate, pledge, encumber, alienate or in any way dispose of (any one of the foregoing, a “Transfer”) the Restricted Shares on or before the earlier of (i) two business days after the date the S-3 is deemed effective or declared effective by the SEC (the “S-3 Effective Date”) or (ii) the first anniversary of the Effective Date, unless Complient otherwise establishes to the reasonable satisfaction of the Company (including, if necessary, presentation of an opinion of counsel, reasonably satisfactory to the Company) that an exemption from registration under the Securities Act with respect to such proposed transfer is available; provided, however, that Complient shall be permitted to pledge any or all of the Restricted Shares to secure the obligations of Complient under any bridge financing arrangements entered into by Complient with its stockholders or their Affiliates in connection with the closing of the Asset Purchase Agreement, and any such pledgee shall hold such shares subject to all of the terms, conditions and restrictions contained in this Agreement, including without limitation this Section 3.8(a) and the “lock-up” provisions of section 3.8(b).

(b) Subsequent to the earlier of (i) two business days after the S-3 Effective Date or (ii) the first anniversary of the Closing Date, the Restricted Shares shall be released from the “lock-up” on Transfers set forth in Section 3.8(a) pursuant to the timetable set forth in Schedule 1 hereto.

(c) Complient hereby agrees that, except as set forth in Section 3(g)(i) of the Oxygen Escrow Agreement with respect to 250,000 of the Escrow Shares thereunder (the “Unrestricted Escrow Shares”), it shall not Transfer the Escrow Shares on or before the date (the “Escrow Shares Release Date”) that is the later of (i) the date that is sixty (60) days after the Effective Date, or (ii) the S-3 Effective Date, but not later than the first anniversary of the Closing Date.

(d) Subsequent to the Escrow Shares Release Date, the Escrow Shares shall be released from a “lock-up” on Transfers only pursuant to the timetable set forth in Schedule 2 hereto (except for the Unrestricted Escrow Shares, which shall not be subject to such “lock-up”).

(e) Any purported or attempted Transfer whether voluntary or involuntary, in violation of Section 3.8 shall be null and void and of no legal effect.

3.9 Stop Transfer Instructions; No Requirement to Transfer. Complient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer or have transferred on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Asset Purchase Agreement or (ii) to treat as owner of such shares of Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares of Common Stock shall have been so transferred in violation of any provision of this Agreement or the Asset Purchase Agreement.

3.10 Legends. Complient understands and agrees that there will be placed on the certificates evidencing the ownership of the Registrable Shares the following legends, in addition to any legends required by applicable securities laws, by the Company’s certificate of incorporation, as amended from time to time, until such time as such legends or portions thereof are no longer required in contemplation of the provisions of this Agreement, the Asset Purchase Agreement or the Securities Act:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT (AND CURRENT PROSPECTUS) IS IN EFFECT AS TO THE OFFER AND SALE OF THE SECURITIES, OR (2) AN EXEMPTION FROM REGISTRATION IS AVAILABLE, OR (3) THE SECURITIES ARE SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT. the ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER NATIONAL SECURITIES LAWS. FURTHERMORE, THE HOLDER OF THESE SECURITIES HAS AGREED PURSUANT TO THE TERMS OF A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (A COPY OF WHICH IS AVAILABLE UPON REQUEST OF THE COMPANY) NOT TO TRANSFER THE SAME UNTIL A CERTAIN DATE.

Any legend required by the laws of the State of California including any legend required by the California Department of Corporations and Sections 417 and 418 of the Code.

4. Assignability. This Agreement shall be binding upon and inure to the benefit of the permitted heirs, successors and assigns of the parties hereto, but any purported assignment or transfer is subject to the terms of this Agreement, including but not limited to, Section 2.6 and Section 3.8.

5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to Delaware’s conflict of law principles, and shall be binding on the successors and assigns of the parties hereto. The venue for any action, suit or proceeding relating to or arising from this Agreement shall be only a state or federal court of competent jurisdiction located in the State of Delaware, and all objections to venue and personal jurisdiction in any action or proceeding so commenced are hereby irrevocably waived.

6. Entire Agreement. This Agreement, the Escrow Agreements and the Asset Purchase Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof.

7. Amendment. Any modification, amendment, or waiver of this Agreement or any provision hereof, including this sentence, either retroactively or prospectively, shall be in writing and executed by the Company and Complient which shall be binding upon the parties hereto.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken, will bear the signatures of both parties reflected hereon as signatories.

9. Notice. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, federal express or registered or certified mail, postage prepaid, addressed as follows:

If to Complient:

Complient Corporation

c/o 4670 Richmond Road

Suite 300

Warrensville Heights, Ohio 44128

Telecopier : (440) 519-3764

Attn: Steven W. Lindseth

with a copy to:

Calfee, Halter, Griswold LLP

1400 MacDonald Investment Center

800 Superior Avenue

Cleveland, OH 44114-2688

Telecopier: (216) 251-0816

Attn: Gerald A. Monroe, Esq.

If to the Company:

Cardiac Science, Inc.

1900 Main Street, Suite 700

Irvine, CA 92614

Telecopier: (949) 951-7315

Attention: Chief Executive Officer

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Telecopier: (949) 725-4100

Attention: Shivbir S. Grewal, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally, (b) two business days after being sent, if sent by Federal Express, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) four business days after being sent, if sent by registered or certified mail. Each of the parties herewith shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

10. Stamp Duty. Any stamp duty, transfer tax or similar tax payable in connection with the transfer by Complient of its Registrable Shares shall be payable by Complient.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights and Lock-up Agreement to be executed as of the Effective Date.

Cardiac Science, Inc., a Delaware corporation

/s/ Raymond W. Cohen
By	Raymond W. Cohen
Its:	Chairman & Chief Executive Officer

Complient Corporation, a Delaware corporation

/s/ Robert I. Thompson
By:	Robert I. Thompson
Its:	President & CEO

SCHEDULE 1

Restricted Shares Release

Number of Days after the earlier of (i) the S-3 Effective Date or (ii) the first anniversary of the Closing Date after which the Restricted Shares are Transferable	Maximum Percentage of Released Restricted Shares (cumulative)
0 days	8 1/3%
after 30 days	16 2/3%
after 60 days	25.00%
after 90 days	33 1/3%
after 120 days	41 2/3%
after 150 days	50.00%
after 180 days	58 1/3%
after 210 days	66 2/3%
after 240 days	75.00%
after 270 days	83 1/3%
after 300 days	91 2/3%
after 330 days	100.00%

SCHEDULE 2

Escrow Shares Release

Number of Days after the Escrow Shares Release Date after which the Escrow Shares are Transferable	Maximum Percentage of Released Escrow Shares (cumulative)
0 days	8 1/3%
after 30 days	16 2/3%
after 60 days	25.00%
after 90 days	33 1/3%
after 120 days	41 2/3%
after 150 days	50.00%
after 180 days	58 1/3%
after 210 days	66 2/3%
after 240 days	75.00%
after 270 days	83 1/3%
after 300 days	91 2/3%
after 330 days	100.00%